Exhibit 23.7
[NETHERLAND, SEWELL & ASSOCIATES, INC. LOGO]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
AND GEOLOGISTS
As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Registration Statement Form S-8 with respect to the oil and gas reserves of Petrohawk Energy Corporation and Mission Resources Corporation, as of December 31, 2004, which information has been included or incorporated by reference in this Registration Statement Form S-8 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell

Frederic D. Sewell
Chairman and Chief Executive Officer
Dallas, Texas
July 28, 2005